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                                                                   SUB-ITEM 77M

                                    MERGERS

                AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

INVESCO HIGH INCOME MUNICIPAL FUND TO INVESCO VAN KAMPEN HIGH YIELD MUNICIPAL
FUND

   During the period from September 2011 through November 2011, the Board of Trustees of AIM Tax-Exempt Fund (Invesco Tax-Exempt Funds) ("ATEF") had discussions and approved an Agreement and Plan of Reorganization (the "Agreement"). On April 2, 2012, at a Special Meeting for shareholders of Invesco High Income Municipal Fund (the "Target Fund"), an investment portfolio of ATEF, shareholders approved the Agreement that provided for the combination of the Target Fund with Invesco Van Kampen High Yield Municipal Fund (the "Acquiring Fund"), an investment portfolio of ATEF, which provided for the acquisition of all of the assets and assumption of all of the liabilities of the Target Fund by the Acquiring Fund in exchange for shares of the corresponding class of the Acquiring Fund and the distribution of such shares of the corresponding class to the shareholders of the Target Fund and the liquidation and termination of the Target Fund (the "Reorganization"). Pursuant to the Agreement, on April 30, 2012, all of the assets of the Target Fund were transferred to the Acquiring Fund. ATEF issued Class A, Class B, Class C, Class Y and Institutional Class shares of the Acquiring Fund to the Target Fund's Class A, Class B, Class C, Class Y and Institutional Class shareholders, respectively. The total value of the Acquiring Fund shares of each class that shareholders received in the Reorganization was the same as the total value of shares of the corresponding class of the Target Fund that shareholders held immediately prior to the Reorganization. No sales charges or redemption fees were imposed in connection with the Reorganization.

FOR A MORE DETAILED DISCUSSION ON THE REORGANIZATION, PLEASE SEE THE AGREEMENT AND PLAN OF REORGANIZATION FILED HEREIN UNDER ITEM 77Q1(G).